EXHIBIT 4.5


                             NAI TECHNOLOGIES, INC.
                      1993 STOCK OPTION PLAN FOR DIRECTORS
                                  (AS AMENDED)

        1. PURPOSE. The purpose of the NAI TECHNOLOGIES, INC. 1993 Stock Option Plan for Directors (the "Plan") is to advance the interests of NAI TECHNOLOGIES, INC. (the "Company") by providing non-employee directors of the Company, through the grant of options to purchase shares of common stock of the Company, with a larger personal and financial interest in the Company's success.

        2. ADMINISTRATION. The Plan shall be administered by a committee (the "Committee") consisting of three members of the Board of Directors of the Company (the "Board"). The Committee shall be appointed, and vacancies shall be filled, by the Board. The Committee shall have full power and authority to (i) determine the terms and conditions, not inconsistent with the provisions of the Plan, governing each option granted under the Plan; (ii) interpret the Plan and any option granted thereunder; (iii) establish such rules and regulations as it deems appropriate for the administration of the Plan; and (iv) take such other action as it deems necessary or desirable for the administration of the Plan. The Committee's interpretation and construction of any provision of the Plan or the terms of any option shall be conclusive and binding on all parties.

        3. PARTICIPANTS. Only directors who are not full-time employees of the Company or an affiliate of the Company shall be eligible to be granted options under the Plan.

        Nothing contained in the Plan, or in any option granted pursuant to the Plan, shall confer upon any director any right to the continuation of his directorship or limit in any way the right of the Company to terminate his directorship at any time.

        4. EFFECTIVENESS AND TERMINATION OF PLAN. The Plan shall become effective on the date of its adoption by the Board, subject to the ratification of the Plan at the 1993 Annual Meeting of Shareholders by the holders of a majority of the issued and outstanding shares of Common Stock (as defined in Section 5). The Plan shall terminate on February 11, 2003, or such earlier date as the Board may determine. Any option outstanding under the Plan at the time of its termination shall remain in effect in accordance with its terms and conditions and those of the Plan.

        5. THE SHARES. Options may be granted from time to time under the Plan for the purchase, in the aggregate, of not more than 156,000 (AS ADJUSTED) shares of common stock, $.10 par value, of the Company ("Common Stock") (subject to adjustment pursuant to Section 14). Such shares of Common Stock may be set aside out of the authorized but unissued shares of Common Stock not reserved for any other purpose or out of previously issued shares acquired by the Company and held in its treasury. Any shares of Common Stock which, by reason of the termination or expiration of an option or otherwise, are no longer subject to purchase pursuant to an option granted under the Plan may again be subjected to an option under the Plan.

        6. OPTION GRANTS. Commencing with the election of directors at the Company's 1996 Annual Meeting of Shareholders, each non-employee director elected or reelected as a director of the Company shall receive on the date of each such election or reelection a grant of an option to purchase 5,000 shares of Common Stock (subject to adjustment pursuant to Section 14).


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        1. OPTION PRICE. The price at which shares of Common Stock may be purchased upon the exercise of an option granted under the Plan shall be the fair market value of such shares on the date of grant of such option.

        2. TERM AND EXERCISABILITY OF OPTIONS. Options shall be granted for terms of ten years and shall be exercisable in accordance with such terms and conditions not inconsistent herewith as are set forth in the option agreements evidencing the grant of such options.

        Options shall become exercisable 1 YEAR after their date of grant and may not be exercised prior to that date. In no event shall an option be exercised or shares be issued pursuant to an option if any requisite approval or consent of any governmental authority having jurisdiction over the exercise of options or the issue and sale of the Common Stock shall not have been secured.

        3. TERMINATION OF DIRECTORSHIP. Except as otherwise provided in this
Section 9, no person may exercise an option more than 30 days after the first date on which he ceases to be a director of the Company. If a participant ceases to be a director of the Company by reason of death or disability, he or his estate may exercise any options held by him within 12 months after the date he ceases to be a director of the Company.

        An option may be exercised following the termination of a participant's directorship only if the right of exercise had accrued on or before the last day on which he was a director of the Company. In no event may an option be exercised after the expiration of the term of such option.

        4. PAYMENT. Full payment of the purchase price for shares of Common Stock purchased upon the exercise, in whole or in part, of an option granted under the Plan shall be made at the time of such exercise. The purchase price may be paid in cash or in shares of Common Stock valued at the fair market value thereof on the date of purchase, or in a combination thereof. ALTERNATIVELY, AN OPTION MAY BE EXERCISED IN WHOLE OR IN PART BY DELIVERING A PROPERLY EXECUTED EXERCISE NOTICE TOGETHER WITH IRREVOCABLE INSTRUCTIONS TO A BROKER TO DELIVER PROMPTLY TO THE COMPANY THE AMOUNT OR SALE OR LOAN PROCEEDS NECESSARY TO PAY THE PURCHASE PRICE AND APPLICABLE WITHHOLDING TAXES, AND SUCH OTHER DOCUMENTS AS THE COMMITTEE MAY DETERMINE.

        No shares of Common Stock shall be issued or transferred to a participant until full payment therefor has been made, and a participant shall have none of the rights of a stockholder until shares are issued or transferred to him.

        5. NONTRANSFERABILITY. Options granted under the Plan shall not be transferable other than by will or by the laws of descent and distribution, and, during a participant's lifetime, shall be exercisable only by him.

        6. ISSUANCE OF SHARES. If a participant so requests, shares purchased upon the exercise of an option may be issued or transferred in the name of the participant and another person jointly with the right of survivorship.


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        7. STATUS OF OPTIONS. Options granted under the Plan are nonstatutory options not qualifying as incentive stock options under Section 422 of the Internal Revenue Code.

        8. CHANGES IN CAPITAL STRUCTURE, ETC. In the event of any change in the outstanding Common Stock by reason of any stock dividend, stock split, combination of shares, recapitalization, or other similar change in the capital stock of the Company, or in the event of the merger or consolidation of the Company into or with any other corporation or the reorganization of the Company, there shall be substituted for or added to each Share theretofore appropriated for the purposes of the Plan or thereafter subject, or which may become subject, to an option under the Plan, the number and kind of shares of stock or other securities into which each outstanding share of Common Stock shall be so changed or for which each such share shall be exchanged or to which each such share shall be entitled, as the case may be. Outstanding options shall be appropriately amended as to price and other terms in a manner consistent with the aforementioned adjustment to the Shares subject to the Plan.

        9. AMENDMENT. The Board may amend the Plan in any respect from time to time; provided, however, that no amendment shall become effective unless approved by affirmative vote of the Company's shareholders if such approval is necessary or desirable for the continued validity of the Plan or if the failure to obtain such approval would adversely affect the compliance of the Plan with Rule 16b-3 or any successor rule under the Securities Exchange Act of 1934 or any other rule or regulation; and provided, further, that the Plan shall not be amended more than once in any six-month period. No amendment may, without the consent of a participant, impair his rights under any option previously granted under the Plan.

        The Board shall have the power, in the event of any disposition of substantially all of the assets of the Company, its dissolution, any merger or consolidation of the Company with or into any other corporation, or the merger or consolidation of any other corporation into the Company, to amend all outstanding options to permit their exercise prior to the effectiveness of any such transaction and to terminate such options as of such effectiveness. If the Board shall exercise such power, all options then outstanding shall be deemed to have been amended to permit the exercise thereof in whole or in part by the holder at any time or from time to time as determined by the Board prior to the effectiveness of such transaction and such options shall be deemed to terminate upon such effectiveness.

        10. LEGAL AND REGULATORY REQUIREMENTS. No option shall be exercisable and no shares will be delivered under the Plan except in compliance with all applicable federal and state laws and regulations including, without limitation, compliance with withholding tax requirements and with the rules of all domestic stock exchanges on which the Common Stock may be listed. Any share certificate issued to evidence shares for which an option is exercised may bear such legends and statements as the Committee shall deem advisable to assure compliance with federal and state laws and regulations. No option shall be exercisable and no shares will be delivered under the Plan, until the Company has obtained consent or approval from regulatory bodies, federal or state, having jurisdiction over such matters as the Committee may deem advisable.

        In the case of the exercise of an option by a person or estate acquiring the right to exercise the option by bequest or inheritance, the Committee may require reasonable evidence as


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to the ownership of the option and may require consents and releases of taxing authorities that it may deem advisable.